EX-99.B-77D

SUB-ITEM 77D(a): Policies with respect to security investments

IVY FUNDS, INC.

Supplement dated December 1, 2009
to the
Ivy Funds, Inc. Statement of Additional Information dated July 31, 2009 and as supplemented August 28, 2009 and October 7, 2009

The following information amends the disclosure regarding investing in foreign securities in the section entitled "Investment Restrictions and Limitations" for each of the following Funds:

         Ivy Core Equity Fund
         Ivy Small Cap Growth Fund

The Fund may invest up to 25% of its total assets in foreign securities.

The following information amends the disclosure regarding investing in non-investment grade debt securities in the section entitled "Investment Restrictions and Limitations" for each of the following Funds:

         Ivy Capital Appreciation Fund
         Ivy Core Equity Fund
         Ivy Large Cap Growth Fund
         Ivy Limited-Term Bond Fund
         Ivy Mid Cap Growth Fund
         Ivy Small Cap Growth Fund

The Fund may invest up to 10% of its total assets in non-investment grade debt securities.

The following information amends the disclosure regarding investing in non-investment grade debt securities in the section entitled "Non-Fundamental Investment Restrictions" for each of the following Funds:

         Ivy Tax-Managed Equity Fund

The Fund may invest up to 10% of its total assets in non-investment grade debt securities.